UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2010

PEREGRINE PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17085	95-3698422
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Company Identification No.)

14282 Franklin Avenue, Tustin, California 92780
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (714) 508-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

  ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
  ☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
  ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2010, the Compensation Committee of the Board of Directors (“Committee”) of Peregrine Pharmaceuticals, Inc. (the “Company”), approved (i) a performance-based restricted stock award (“Awards”) to a total of 22 employees of the Company and two consultants of the Company for an aggregate of 356,250 shares of common stock and (ii) a broad based grant of stock options (“Grants”) to substantially all of the Company’s employees, the Company’s three non-employee directors and certain consultants to purchase an aggregate of 2,525,500 shares of common stock.  The Awards and Grants will be from the Company’s 2003, 2005 and 2009 Stock Incentive Plans (collectively, the “Plans”) and will be evidenced by and subject to the terms of a Stock Issuance Agreement and Stock Option Agreement, respectively.   Included as recipients of the Awards and Grants are the following named executive officers:

Named Executive Officer	Title	Number of Shares Underlying Restricted Stock Award	Number of Shares Underlying Stock Option Grants
Steven W. King	Chief Executive Officer	70,000	221,000
Paul J. Lytle	Chief Financial Officer	45,000	120,000
Shelley P.M. Fussey, Ph.D.	V.P., Intellectual Property	25,000	75,000
Joseph S. Shan	V.P., Clinical & Regulatory Affairs	25,000	75,000

In determining the number of shares of common stock covered by the Awards and Grants to the named executive officers and non-employee directors, the Committee reviewed a report prepared by an independent compensation consulting firm which analyzed share-based compensation paid to non-employee directors and executive officers of corporations in the Company’s peer group.  In addition, with respect to all Awards and Grants to executives and employees, the Committee gave due consideration to the fact that the Company, due to the insufficiency of shares of common stock available under its prior stock incentive plans, has not been in a position to competitively compensate its named executive officers, management and employees at the same level or with the same frequency of its peer group competition.  With respect to the Awards, due to the continued limited availability of shares of common stock under the Company’s Plans, the Committee determined to make the Awards for a number of shares representing sixty percent (60%) of the number of shares that the Committee determined to be fair and reasonable incentive compensation.  In recognition of the reduced Awards, the Committee then determined that the Company would agree to pay each Award recipient employed by the Company his or her applicable federal and state income tax withholdings if and when the Awards vest (as discussed below), with such withholding amounts calculated as if the Awards were for the full number of shares of common stock that the Committee determined to be reasonable (and not the reduced number) and based upon the fair market value of the Company’s common stock on each date of vesting.  The withholding amounts so paid by the Company shall be treated and reported as bonus compensation to the Award recipients.  Because the amount of such bonus compensation will be calculated at the time the Awards vest, if at all, the Company cannot presently calculate and report the bonus compensation, if any, that will be received by the above named executive officers.

The Committee has determined that the Awards will be subject to a vesting requirement based upon the Company’s timely attainment of certain predetermined clinical, financial and operational milestones.  In this regard, the Committee has approved a total of eight milestones with specific targeted attainment dates (the “Target Dates”) ranging from June 30, 2010 through July 15, 2011.  If a milestone is successfully achieved by its Target Date , then as of the date of achievement of each milestone twenty percent (20%) of the shares of common stock underlying such Awards shall vest.  Consequently, outstanding Awards will fully vest (e.g., as to one hundred percent (100%) of the underlying shares of common stock) if five of the eight predetermined milestones are successfully achieved by their respective Target Dates.

The Committee has determined that the exercise price of the Grants will be equal to the closing price of the Company’s common stock on February 1, 2010, the date of grant, and shall vest quarterly in equal installments over a two year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEREGRINE PHARMACEUTICALS, INC.

Date: February 3, 2010	By:	/s/ Paul J. Lytle
Paul J. Lytle
Chief Financial Officer and Corporate Secretary